                                                                  Exhibit 10.2.1

                 FIRST AMENDMENT AND WAIVER TO CREDIT AGREEMENT

         This is the first amendment and waiver (the "Amendment") dated as of March 23, 1999, to the Credit Agreement dated as of March 26, 1998 (the "Credit Agreement") between Lechters, Inc., a New Jersey corporation (the "Borrower"), The Chase Manhattan Bank as Agent, and the Banks listed on the signature pages thereof (individually, each a "Bank", and collectively, the "Banks").

                                    RECITALS

A. On March 26, 1998, the Banks loaned $20,000,000.00 in the form of a revolving credit facility and $20,000,000.00 in the form of a letter of credit facility to the Borrower under the terms of the Credit Agreement.

B. To evidence its obligations under the Credit Agreement with respect to the Loans the Borrower issued promissory notes dated March 26, 1998.

C. As a condition to the effectiveness of the Credit Agreement the Corporate Guarantors executed and delivered to the Banks their Guaranties of the obligations of the Borrower to the Banks.

D. The Borrower and the Corporate Guarantors have (i) asked the Banks to waive certain defaults that have arisen under the Credit Agreement and (ii) requested certain amendments to the Credit Agreement.

E. The Banks are willing to waive such defaults and make such amendments subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the agreement of the parties contained herein, and intending to be legally bound, the parties hereto agree as follows:

         1. Recitals and Definitions.

         Borrower and the Banks acknowledge and agree that the foregoing recitals are true and correct as of the date of this Amendment. Capitalized terms used herein and not defined shall have the meanings assigned to them in the Credit Agreement.

         2. Amendments to Article 1 of the Credit Agreement.

         The chart of applicable margins and fees in Section 1.16(a) is deleted and replaced with the following:

Consolidated Leverage   Applicable LIBO    Applicable Prime                       Letter of
        Ratio            Rate Margin         Rate Margin       Commitment Fee     Credit Fees
---------------------   ---------------    ----------------    --------------     -----------
Greater than 3.50x          2.50%                1.25%              .625%             2.50%

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
Consolidated Leverage   Applicable LIBO    Applicable Prime                       Letter of
        Ratio            Rate Margin         Rate Margin       Commitment Fee     Credit Fees
---------------------   ---------------    ----------------    --------------     -----------
Greater than 3.00x but      2.00%                .75%               .5%               2.00%
less than or equal to
3.50x
Greater than 2.10x but      1.50%                .25%               .375%             1.50%
less than or equal to
3.00x
Less than or equal to       1.25%                0.0%               .3%               1.25%
2.10x

         3. Amendments to Article 5 of the Credit Agreement.

                  a. Section 5.04 is replaced with the following:

                  (i) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of common stock of the Borrower); or (ii) directly or indirectly, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock; or
         (iii) make any other payment or distribution, either directly or indirectly, in respect of capital stock of the Borrower; or (iv) make, directly or indirectly, any Restricted Investment; it being specifically understood that the Borrower and any Subsidiary will enter into a joint venture only with the prior written consent of all the Banks; except the Borrower may (x) declare and pay preferred dividends not to exceed 6% per annum in respect of the Perpetual Convertible Preferred Stock, and (y) during such time as no Default or Event of Default has occurred and is continuing and provided that no Default or Event of Default shall be caused thereby, purchase, redeem or retire up to 3,000,000 shares in the aggregate of the Borrower's common stock subsequent to the Closing Date, provided that the aggregate price for all such shares purchased, redeemed or retired shall not exceed $5,000,000.

                  b. Section 5.11 is replaced with the following:

                  (i) Prepay, redeem, purchase, defease, retire or otherwise satisfy in any manner prior to the scheduled maturity thereof any of its Indebtedness, other than the Indebtedness under this Agreement or
         (ii) amend, modify or change in any manner any term or condition of its Indebtedness other than to prepay any Indebtedness payable by any Subsidiary to the Borrower; provided, however, that the Borrower and any Subsidiary may after the Closing Date, after providing at least five Business Days prior written notice to the Banks, make payments of Subordinated Indebtedness in an aggregate amount not to exceed (w) $10,000,000, minus (x) the sum of any repayments of Subordinated Indebtedness made, and Cash Charges taken, in each case between


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         February 1, 1997 and the Closing Date, minus (y) any Cash Charges taken after the Closing Date, and minus (z) any amounts paid toward the purchase, redemption or retiring of any shares of common stock as described in clause (y) of Section 5.04; provided, further, that at the time of such payment, no Default or Event of Default has occurred and is then continuing and provided that no Default or Event of Default shall be caused thereby.

         4. Amendments to Article 6 of the Credit Agreement.

                  a. Section 6.03 is deleted and replaced with the following:

                  Permit the ratio of (i) Consolidated Funded Debt to (ii) Consolidated EBITDA as determined as of the last day of each fiscal quarter for the period of the four consecutive preceding fiscal quarters ending on such day to be greater than or equal to (x) 5.00 to 1 through the end of the second quarter of fiscal year 1999, (y) 4.75 to 1 through the end of the third quarter of fiscal year 1999, and (z)
         3.00 to 1 thereafter.

                  b. Section 6.05 is deleted and replaced with the following:

                  Have an Annual Adjusted Consolidated Net Income which is less than (i) negative $4,000,000 for the fiscal year ending January 30, 1999, and (ii) zero for any fiscal year thereafter.

                  c. A new Section 6.06 is added to the Credit Agreement as follows:

                  6.06     Minimum Tangible Net Worth.

                  Have at any time a Tangible Net Worth of less than $145,000,000.

         5. Amendments to Article 12 of the Credit Agreement.

                  a. A new defined term "Tangible Net Worth" is added as follows:

                  "Tangible Net Worth" means the amount by which the total assets of any Person exceeds its liabilities, excluding, however, from the determination of total assets, all assets which would be classified as intangible assets under generally accepted accounting principles, consistently applied, such as goodwill, licenses, patents, trademarks, tradenames, copyrights, and franchises, and further excluding from the determination of total assets any obligations due from Subsidiaries, Affiliates, directors, officers, shareholders, partners and employees of the Person.

                  b. The term "Consolidated EBITDA" is hereby replaced with the following:

                  "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period before taking into account interest expense, income taxes, depreciation, amortization and Noncash Charges.

                  c. The term "Consolidated EBITDAR" is hereby replaced with the following:


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                  "Consolidated EBITDAR" means, for any period, Consolidated Net
         Income for such period before taking into account interest expense, rent, income taxes, depreciation, amortization and Noncash Charges.

                  d. The term "Consolidated Fixed Charges" is hereby replaced with the following:

                  "Consolidated Fixed Charges" means, for any period, the sum of
         (a) the aggregate amount of principal payments of Indebtedness scheduled to have been made by the Borrower and the Consolidated Subsidiaries during such period, determined on a consolidated basis, and (b) to the extent they are taken into account in determining Consolidated Net Income, interest expense, rent and income taxes.

                  e. The term "LC Line Termination Date" is hereby replaced with the following:

                  "LC Line Termination Date" means March 24, 2000 or any extension of that date as agreed to by all the Banks at their sole discretion.

         6. Waiver.

         Provided that the Borrower is in compliance with Sections 6.03, 6.05 and 6.06 as amended herein on the effective date of this Amendment, the Banks hereby waive any Default or Event of Default arising out of a breach of Sections
6.03 or 6.05 prior to such sections being amended herein.

         7. General.

         This Amendment is made pursuant to Section 11.06 of the Credit Agreement, and the parties hereto acknowledge that all provisions of the Credit Agreement, except as amended hereby, shall remain in full force and effect.

         8. Definitions.

         Whenever appearing in the Loan Agreement or any other Loan Document, the term "Credit Agreement" shall be deemed to mean the Credit Agreement as amended hereby.

         9. Representations and Warranties.

         The Borrower hereby represents and warrants to the Banks that, on and as of the date of this Amendment: (a) each of the representations and warranties contained in the Credit Agreement are accurate, (b) such representations and warranties would continue to be accurate if, in each representation or warranty where the term "Loan Documents" appears, the term "Amendment" was to be substituted therefor, (c) no Event of Default has occurred and is continuing or will result from the execution by the Borrower of this Amendment, and (d) that the Loan Documents as amended herein are enforceable in accordance with their terms without any offsets, counterclaims or defenses.

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         10. Amendment Fee.

         The Borrower shall pay to the Agent for the benefit of the Banks an amendment fee of $200,000 (the "Amendment Fee") in connection with this Amendment which fee shall be due and payable upon the signing of this Amendment.

         11. Letter of Credit Renewal Fee.

         The Borrower shall pay to the Agent for the benefit of the Banks a letter of credit renewal fee of $50,000 (the "LC Renewal Fee") in connection with this Amendment which fee shall be due and payable upon the signing of this Amendment.

         12. Arrangement Fee.

         The Borrower shall pay an arrangement fee to the Agent for the Agent's own account, as required by the letter agreement of even date between the Borrower and the Agent, as may be amended from time to time.

         13. Fees of Bank's Counsel.

         The Borrower shall pay the fees and expenses of McCarter & English in connection with the preparation and negotiation of this Amendment and all related documents.

         14. Conditions to Effectiveness.

         It shall be a condition to the effectiveness of this Amendment that the Bank have received the following:

                  a. This Amendment, duly executed on behalf of the Borrower and the Banks;

                  b. Payment of the Amendment Fee;

                  c. Payment of the LC Renewal Fee;

                  d. Payment of the Arrangement Fee; and

                  e. A certificate from the Secretary of the Borrower (i) stating that there have been no amendments to the Certificate of Incorporation or By-laws of such Borrower since the date of the Credit Agreement, (ii) to which is attached a resolution of the Board of Directors authorizing the execution, delivery and performance of this Amendment, and (iii) setting forth the name and sample signature of the officers of the Borrower authorized to execute and deliver this Amendment.

         15. Integration.

         This Amendment together with the Credit Agreement constitute the entire agreement and understanding among the parties relating to the subject matter hereof and thereof and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter.


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         16. Severability.

         If any provision of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Amendment in any other jurisdiction.

         17. No Defenses, Off-Sets or Counterclaims.

         By executing this Amendment, Borrower confirms and acknowledges that as of the date of execution hereof, Borrower has no defenses, off-sets or counterclaims against any of Borrower's obligations to the Banks under the Loan Documents, including the Credit Agreement (as amended hereby). Borrower hereby acknowledges and agrees that the actual amounts outstanding on the date of execution hereof are owing the Banks without defense, offset or counterclaim.

         18. Incorporation by Reference.

         This Amendment is incorporated by reference into the Credit Agreement and the other Loan Documents. Except as otherwise provided herein, all of the other provisions of the Credit Agreement and the other Loan Documents are hereby confirmed and ratified and shall remain in full force and effect as of the date of this Amendment.

         19. Governing Law.

         This Amendment is governed by the laws of the State of New Jersey and is binding upon the Borrowers and the Bank and their respective successors and/or assigns and/or hers and executors, as the case may be.

         20. Counterparts.

         This Amendment may be executed by one or more of the parties in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, on the date first above written.

                                 LECHTERS, INC.


                                 By: /s/ James J. Sheppard
                                     ____________________________________
                                       Name: James J. Sheppard
                                       Title: Sr. Vice President -
                                              Chief Financial Officer


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                                 THE CHASE MANHATTAN BANK,
                                 as Agent, Issuing Bank and as a Bank


                                 By:  /s/ Andrea Johnson
                                      ____________________________________
                                        Andrea Johnson
                                        Vice President
                                 FLEET BANK, NATIONAL ASSOCIATION
                                 as Bank


                                 By: /s/ Craig W. Trautwein
                                     ____________________________________
                                        Craig W. Trautwein
                                        Vice President
                                 FIRST UNION NATIONAL BANK
                                 as Bank


                                 By:  /s/ John A. Ginter
                                      ____________________________________
                                         John A. Ginter
                                         Vice President


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